As filed with the Securities and Exchange Commission on July 11, 2007
Registration No. 333-142646

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ImaRx Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	86-0974730
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1635 East 18th Street
Tucson, AZ 85719
(520) 770-1259
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Bradford A. Zakes
1635 East 18th Street
Tucson, AZ 85719
(520) 770-1259
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

John M. Steel, Esq.	Jody R. Samuels, Esq.
Mark F. Hoffman, Esq.	Benjamin M. Alexander, Esq.
Heidi M. Drivdahl, Esq.	Richardson & Patel LLP
DLA Piper US LLP	405 Lexington Avenue, 26th Floor
701 Fifth Avenue, Suite 7000	New York, NY 10174
Seattle, WA 98104-7044	(212) 907-6686
(206) 839-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Number of Shares	Offering Price	Proposed Maximum	Amount of
Securities to be Registered	to be Registered	per Share	Aggregate Offering Price(1)	Registration Fee(3)
Common Stock, par value $0.0001 per share	3,450,000(2)	$7.50	$25,875,000	$794.36

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)	Represents 3,450,000 shares of the registrant’s common stock being offered pursuant to the registrant’s initial public offering, including 450,000 shares subject to the underwriters’ over-allotment option.
(3)	A registration fee of $8,025 has been paid previously by ImaRx Therapeutics, Inc. on May 19, 2006 in connection with Registration No. 333-134311. Pursuant to Rule 457(p), such previous filing fee offsets the filing fee due herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the registrant’s Registration Statement on Form S-1 (File No. 333-142646) is being filed solely for the purpose of filing Exhibit 5.1 to Item 16 of Part II of the Registration Statement, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee, the NASD filing fee and the NASDAQ Capital Market initial listing fee. We intend to pay all expenses of registration, issuance and distribution.

SEC registration fee	$8,025
NASD filing fee	8,000
NASDAQ Capital Market initial listing fee	75,000
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	160,000
Legal fees and expenses	800,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees and expenses	8,000
Underwriter non-accountable fees	420,000
Miscellaneous	55,975

Total	$1,790,000

*	To be provided by amendment.

Item 14.	Indemnification of Officers and Directors

The registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation of an enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees). Under the DGCL, Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The registrant’s amended and restated certificate of incorporation requires indemnification of its directors and officers to the fullest extent permissible under the DGCL and the registrant’s amended and restated bylaws provide for indemnification of officers and directors to the fullest extent authorized by the DGCL.

The registrant maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred for serving in their capacities as directors and officers.

Prior to the completion of this offering, the registrant intends to enter into stockholder-approved indemnification agreements with each of its directors and officers and we intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The form of underwriting agreement filed as an exhibit to this registration statement provides for indemnification under certain circumstances by the underwriters of the registrant, its directors, certain of its officers and its controlling persons for certain liabilities arising under the Securities Act or otherwise.

The Second Amended and Restated Investors’ Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

See also the undertakings set out in response to Item 17.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement†	1.1
Registrant’s Amended and Restated Certificate of Incorporation, to be effective upon closing of this offering†	3.4
Registrant’s Amended and Restated Bylaws, to be effective upon closing of this offering†	3.6
Form of Indemnification Agreement†	10.1
Second Amended and Restated Investors’ Rights Agreement, dated April 14, 2006†	10.2

†  Previously filed

Item 15.	Recent Sales of Unregistered Securities

Since January 1, 2004, the registrant has sold the following securities that were not registered under the Securities Act:

1. We sold an aggregate of 90,796 shares of our common stock to certain of our employees, directors and consultants for cash consideration in the aggregate amount of $365,401 upon the exercise of stock options granted under our 2000 Stock Plan, none of which have been repurchased by us.

2. We granted stock options to certain employees, directors and consultants under our 2000 Stock Plan covering an aggregate of 791,958 shares of common stock, at exercise prices ranging from $10.00 to $30.00 per share. Of these, options covering an aggregate of 309,388 shares were canceled without being exercised.

3. In March 2004, we issued a warrant to each of Bridge Ventures, Inc. and Saggi Capital Corp., each of which is an accredited investor, as partial consideration for annual consulting services. Each warrant is for the purchase of 50,000 shares of our common stock at an exercise price of $15.00 per share.

4. In March 2004, we sold 500,000 shares of our common stock to accredited investors at a purchase price of $10.00 per share pursuant to a private placement in which First Montauk Securities Corp. served as our exclusive placement agent. In connection with this private placement, the outstanding principal amount and accrued interest under previously issued convertible promissory notes was automatically converted into 206,465 shares of our common stock at a conversion price of $10.00 per share.

5. In October 2004, we issued a warrant to First Montauk Securities Corp. and certain executive officers of First Montauk Securities Corp., each of whom is an accredited investor, to purchase up to an aggregate of 50,000 shares of common stock at an exercise price of $10.00 per share.

6. Between October 2004 and February 2005, we sold an aggregate of 466,663 shares of common stock to accredited investors at a purchase price of $15.00 per share pursuant to a private placement in which First Montauk Securities Corp. served as our exclusive placement agent. In connection with this offering and as partial consideration for entering into the placement agency agreement, First Montauk Securities Corp. and certain executive officers of First Montauk Securities Corp. also received warrants to purchase up to an aggregate of 46,664 shares of our common stock at an exercise price of $16.50 per share.

7. In January 2005, as partial consideration for a patent license, we granted Dr. med. Reinhard Schlief a warrant to purchase up to an aggregate of 4,000 shares of common stock at an exercise price of $15.00 per share.

8. In September 2005, we sold 1,000,000 shares of Series E preferred stock, valued at $4.0 million, to Abbott Laboratories, an accredited investor, as partial consideration for our acquisition of certain technologies from Abbott Laboratories pursuant to an Asset Purchase Agreement dated September 30, 2005. In connection with this Asset Purchase Agreement, we also issued Abbott Laboratories a secured 6% of promissory note in the principal amount of $15,000,000. No underwriters were involved in this sale of securities.

9. In September 2005, we issued secured 6% promissory notes in the aggregate principal amount of $4,000,000 and warrants for the purchase of an aggregate of 20,000 shares of our common stock at an exercise price of $20.00 per share to accredited investors. No underwriters were involved in this sale of securities. The secured promissory notes issued in this offering were repaid in full in October 2005 with proceeds from the private placement offering described below.

10. In October 2005 and November 2005, we sold an aggregate of 750,000 shares of our common stock to accredited investors at a purchase price of $20.00 per share in a private placement in which First Montauk Securities Corp. served as our exclusive placement agent. In connection with its placement agency agreement, First Montauk Securities Corp. and certain executive officers of First Montauk Securities Corp. received warrants to purchase up to 74,996 shares of our common stock at an exercise price of $21.25 per share.

11. In February 2006 we issued warrants to purchase an aggregate of up to 15,000 shares of our common stock at an exercise price of $20.00 per share to consultants.

12. In April 2006 and May 2006, we sold an aggregate of 2,835,000 shares of Series F preferred stock to accredited investors at a price of $5.00 per share pursuant to a private placement in which First Albany Capital, First Montauk Securities Corp. and Maxim Group LLC served as our placement agents.

13. In April 2006, we issued Abbott Laboratories a secured 6% promissory note in the principal amount of $15,000,000 in partial consideration for assets we acquired. No underwriters were involved in this sale of securities.

The sales of the above securities described in items (1) and (2) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

The sale of securities described in items (4), (6), (9), (10) and (12) above were exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions were sophisticated entities, all of whom are “accredited investors,” as such term is defined in Rule 501 promulgated under the Securities Act, and all of whom had adequate access, through their relationship with us, to information about us.

The sale of securities described in items (3), (5), (7), (8), (11) and (13) above were exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

No underwriters were involved in the foregoing sales of securities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement
3	.1†	Fourth Amended and Restated Certificate of Incorporation of the registrant
3	.2†	Amendment to Certificate of Incorporation of the registrant to effect a six-for-ten reverse stock split
3	.3†	Second Amendment to Certificate of Incorporation of the registrant to effect a one-for-three reverse stock split
3	.4†	Form of Amended and Restated Certificate of Incorporation of the registrant, to be effective following this offering
3	.5†	Bylaws of the registrant, as amended
3	.6†	Form of Amended and Restated Bylaws of the registrant, to be effective following this offering
4	.1†	Specimen certificate evidencing shares of common stock
5.1		Opinion of DLA Piper US LLP
10	.1†	Form of Indemnification Agreement entered into between the registrant and each of its directors and officers
10	.2†	Second Amended and Restated Investors’ Rights Agreement, dated April 14, 2006, by and among the registrant and certain stockholders
10	.3†	2000 Stock Plan and related agreements
10	.4†	2007 Performance Incentive Plan and related agreements
10	.5†	Bonus Plan
10	.6†	License Agreement, dated January 4, 2005, between the registrant and Dr. med. Reinhard Schlief
10	.7†	Exclusive Sublicense Agreement, dated October 10, 2003, between the registrant and UNEMED Corporation
10	.8†	Assignment, Assumption and License Agreement, dated October 7, 1999, between the registrant and Bristol-Myers Squibb Medical Imaging, Inc. (as successor to DuPont Contrast Imaging, Inc.) dated October 7, 1999, and amendments thereto
10	.9†	License Agreement, dated February 10, 2006, between the registrant and the University of Arkansas for Medical Sciences
10	.10†	Asset Purchase Agreement, dated April 10, 2006, between the registrant and Abbott Laboratories, and amendments thereto
10	.11†	Escrow Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.12†	Inventory Trademark License Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.13†	Security Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories

Exhibit
Number		Description of Document

10	.14†	Secured Promissory Note, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.15†	Second Amended Executive Employment Agreement, dated May 15, 2006, between the registrant and Evan C. Unger
10	.16†	Consulting Agreement, dated October 20, 2006, between the registrant and Evan C. Unger
10	.17†	Confidential Separation Agreement and Mutual General Release of All Claims, dated November 28, 2006, between the registrant and Evan C. Unger
10	.18†	Consulting Agreement, dated April 11, 2005, between the registrant and Greg Cobb
10	.19†	Amended Executive Employment Agreement, dated February 1, 2007, between the registrant and Greg Cobb
10	.20†	Amended Executive Employment Agreement, dated February 1, 2007, between the registrant and Bradford A. Zakes
10	.21†	Agreement, dated March 31, 2006, by and among the registrant, John A. Moore and Edson Moore Healthcare Ventures
10	.22†	Subscription Agreement and Investor Questionnaire, dated March 2004, between the registrant and each of the signatory investors, offering price $2.00 per share
10	.23†	Subscription Agreement and Investor Questionnaire, dated December 2004, between the registrant and each of the signatory investors, offering price $3.00 per share
10	.24†	Subscription Agreement and Investor Questionnaire, dated September and October 2004, between the registrant and each of the signatory investors, offering price $4.00 per share
10	.25†	Commercial Lease — Triple Net, dated November 1, 2002, between the registrant and ImaRx Investments L.L.C.
10	.26†	Standard Commercial — Industrial Lease, dated December 30, 1997, between the registrant and Tucson Tech Park and addenda thereto
21	.1†	Subsidiaries of the registrant
23	.1†	Consent of Ernst & Young LLP
23.2		Consent of DLA Piper US LLP (included in Exhibit 5.1)
24	.1†	Power of Attorney

†	Previously filed.

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective,

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(3) for purposes of determining any liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use, and

(4) for purposes of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tucson, in the County of Pima, State of Arizona, on the 11th day of July, 2007.

IMARX THERAPEUTICS, INC.

By:	/s/ Bradford A. Zakes
Bradford A. Zakes
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Bradford A. Zakes Bradford A. Zakes		President, Chief Executive Officer and Director (principal executive officer)	July 11, 2007

/s/ Greg Cobb Greg Cobb		Chief Financial Officer (principal financial and accounting officer)	July 11, 2007

/s/ Richard Love* Richard Love		Director	July 11, 2007

/s/ Richard Otto* Richard Otto		Director	July 11, 2007

/s/ Thomas W. Pew* Thomas W. Pew		Director	July 11, 2007

/s/ Philip Ranker* Philip Ranker		Director	July 11, 2007

/s/ James M. Strickland* James M. Strickland		Director	July 11, 2007

*By:	/s/ Greg Cobb Greg Cobb Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement
3	.1†	Fourth Amended and Restated Certificate of Incorporation of the registrant
3	.2†	Amendment to Certificate of Incorporation of the registrant to effect a six-for-ten reverse stock split
3	.3†	Second Amendment to Certificate of Incorporation of the registrant to effect a one-for-three reverse stock split
3	.4†	Form of Amended and Restated Certificate of Incorporation of the registrant, to be effective following this offering
3	.5†	Bylaws of the registrant, as amended
3	.6†	Form of Amended and Restated Bylaws of the registrant, to be effective following this offering
4	.1†	Specimen certificate evidencing shares of common stock
5.1		Opinion of DLA Piper US LLP
10	.1†	Form of Indemnification Agreement entered into between the registrant and each of its directors and officers
10	.2†	Second Amended and Restated Investors’ Rights Agreement, dated April 14, 2006, by and among the registrant and certain stockholders
10	.3†	2000 Stock Plan and related agreements
10	.4†	2007 Performance Incentive Plan and related agreements
10	.5†	Bonus Plan
10	.6†	License Agreement, dated January 4, 2005, between the registrant and Dr. med. Reinhard Schlief
10	.7†	Exclusive Sublicense Agreement, dated October 10, 2003, between the registrant and UNEMED Corporation
10	.8†	Assignment, Assumption and License Agreement, dated October 7, 1999, between the registrant and Bristol-Myers Squibb Medical Imaging, Inc. (as successor to DuPont Contrast Imaging, Inc.) dated October 7, 1999, and amendments thereto
10	.9†	License Agreement, dated February 10, 2006, between the registrant and the University of Arkansas for Medical Sciences
10	.10†	Asset Purchase Agreement, dated April 10, 2006, between the registrant and Abbott Laboratories, and amendments thereto
10	.11†	Escrow Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.12†	Inventory Trademark License Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.13†	Security Agreement, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.14†	Secured Promissory Note, dated April 14, 2006, between the registrant and Abbott Laboratories
10	.15†	Second Amended Executive Employment Agreement, dated May 15, 2006, between the registrant and Evan C. Unger
10	.16†	Consulting Agreement, dated October 20, 2006, between the registrant and Evan C. Unger
10	.17†	Confidential Separation Agreement and Mutual General Release of All Claims, dated November 28, 2006, between the registrant and Evan C. Unger
10	.18†	Consulting Agreement, dated April 11, 2005, between the registrant and Greg Cobb
10	.19†	Amended Executive Employment Agreement, dated February 1, 2007, between the registrant and Greg Cobb
10	.20†	Amended Executive Employment Agreement, dated February 1, 2007, between the registrant and Bradford A. Zakes
10	.21†	Agreement, dated March 31, 2006, by and among the registrant, John A. Moore and Edson Moore Healthcare Ventures

Exhibit
Number		Description of Document

10	.22†	Subscription Agreement and Investor Questionnaire, dated March 2004, between the registrant and each of the signatory investors, offering price $2.00 per share
10	.23†	Subscription Agreement and Investor Questionnaire, dated December 2004, between the registrant and each of the signatory investors, offering price $3.00 per share
10	.24†	Subscription Agreement and Investor Questionnaire, dated September and October 2004, between the registrant and each of the signatory investors, offering price $4.00 per share
10	.25†	Commercial Lease — Triple Net, dated November 1, 2002, between the registrant and ImaRx Investments L.L.C.
10	.26†	Standard Commercial — Industrial Lease, dated December 30, 1997, between the registrant and Tucson Tech Park and addenda thereto
21	.1†	Subsidiaries of the registrant
23	.1†	Consent of Ernst & Young LLP
23.2		Consent of DLA Piper US LLP (included in Exhibit 5.1)
24	.1†	Power of Attorney

†	Previously filed.